Exhibit 99.1

       CROSSTEX ANNOUNCES CONTINUED CONSECUTIVE DIVIDEND AND DISTRIBUTION
                                    INCREASES

DALLAS, April 29 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the "Partnership") and Crosstex Energy, Inc. (Nasdaq: XTXI) (the "Corporation"), today announced an increase in first quarter distributions and dividends as follows:

     * Quarterly distributions on the Partnership's common and subordinated units will increase from $0.45 per unit to $0.46 per unit, payable May 20 to unitholders of record on May 9.

     * Quarterly dividends on the Corporation's common stock will increase from $0.39 per share to $0.41 per share, payable May 20 to stockholders of record on May 9.

The companies have increased distributions and dividends every quarter since the initial public offering of each company.

"For the two years that the Partnership has paid quarterly distributions, our unitholders have realized a compounded annual growth rate of 36 percent in their distributions, and our stockholders have realized a 37 percent increase in dividends in the Corporation's first full year of paying dividends," said Barry
E. Davis, President and Chief Executive Officer of the Crosstex Energy companies. "Our record of consecutive quarterly increases reinforces our commitment to help ensure growth in investors' returns as we continue to implement Crosstex's own growth strategy."

About the Crosstex Energy Companies

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 80 natural gas amine treating plants. Crosstex currently provides services for over
1.9 BCF/day of natural gas.

Crosstex Energy, Inc. owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             04/29/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /